Exhibit 99.2

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Acquires Hotel Monaco Seattle
     Bethesda, MD, April 7, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired the Hotel Monaco Seattle for $51.2 million. The 189-room, upper upscale, full-service boutique hotel is located in the central business district of downtown Seattle, Washington. The hotel will continue to be managed by Kimpton Hotels & Restaurants (“Kimpton”). The transaction was funded by the Company entirely with available cash.
     “We are very pleased to be acquiring the Hotel Monaco Seattle and further diversifying our portfolio through this investment in the Seattle market,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “The hotel is located in the center of downtown Seattle, in close proximity to all of the city’s major shopping, office, entertainment and dining locations. The hotel is near Pike Place Market, Pioneer Square, the Washington State Trade & Convention Center and five of Seattle’s largest and highest quality office buildings, all of which provide the hotel with a diverse array of demand drivers. Furthermore, the Seattle market historically has been subject to strong recoveries in demand and RevPAR following economic downturns. Increased demand, coupled with minimal lodging supply growth and high barriers-to-entry, provide for excellent operating fundamentals at the hotel moving forward.”
     The Hotel Monaco Seattle is located at the corner of Fourth Avenue and Spring Street in the high barrier-to-entry downtown submarket of Seattle, Washington. Downtown Seattle offers premier office, dining, convention, entertainment and shopping locations, all of which provide for a diverse collection of corporate, convention and leisure demand. The hotel is in close proximity to Pike Place Market, one of the nation’s longest-running farmers markets and an attraction of Seattle that draws approximately 10 million visitors annually. Pike Place Market is home to more than 220 year-round commercial businesses and is generally known as “The Soul of Seattle.” In addition, the hotel is within a short walk of Pioneer Square, Seattle’s most historic area, which offers sightseeing opportunities, nightlife activities and boutique shopping, and is the epicenter of the Seattle art scene. Downtown Seattle contains over 33 million square feet of office space, and the 726,000-square foot Washington State Trade & Convention Center, one of Seattle’s main lodging demand drivers, which hosts between 40 and 50 city-wide events annually.
     The Hotel Monaco Seattle is a boutique-style hotel located in the geographic center of downtown Seattle in what was originally constructed in 1969 as the Pacific Northwest Bell office building. The property was converted by Kimpton to a hotel in 1997 and features 189 upper upscale guestrooms, including 45 suites, with plush pillow-top beds and premium bath amenities. The hotel has over 6,000 square feet of flexible meeting space spread across nine meeting rooms, including the 2,160-square foot Paris Ballroom. Additionally, the Hotel Monaco Seattle has 56 subterranean parking spaces and is home to Sazerac, a 135-seat, award-winning, three-meal-a-day, stand-alone restaurant and bar that offers southern-style cuisine in a contemporary and inviting atmosphere that is popular with both Seattle locals and visitors to the city.
     In 2010, the Hotel Monaco Seattle operated at 81% occupancy, with an average daily rate of $147, and RevPAR of $119, a decline of approximately 27% from the property’s prior peak in RevPAR in 2007. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $2.8 to $3.1 million and net operating income after capital reserves of approximately $2.3 to $2.6 million.

     The Company expects to commence a comprehensive $3.0 million rooms renovation in the fourth quarter of 2011, with completion expected by the end of the first quarter of 2012, typically the slowest period in Seattle’s lodging market. The Company expects these improvements to allow the hotel to regain its prior competitive positioning by substantially outperforming the market’s recovery in 2012 and beyond.
     The hotel will continue to be managed by Kimpton Hotels & Restaurants, which has managed the hotel since 1997. In addition to the Hotel Monaco Seattle, Kimpton also manages Pebblebrook’s 416-room Sir Francis Drake Hotel and 252-room Argonaut Hotel in downtown San Francisco, California, the 183-room Hotel Monaco Washington DC in downtown Washington, DC and the 140-room Grand Hotel Minneapolis in downtown Minneapolis, Minnesota.
     “We are very excited to further our relationship with Kimpton Hotels & Restaurants,” continued Mr. Bortz. “They are well-educated about the urban hotel market and have a unique history of operating high-quality boutique properties such as the Hotel Monaco Seattle.”
     “We are thrilled to be expanding our relationship with Pebblebrook Hotel Trust,” said Kimpton’s President, Mike Depatie. “We are extremely pleased that our strong relationship with Pebblebrook continues to grow, and we believe this shows a strong vote of confidence in Kimpton’s operational expertise. We look forward to continued collaborative success from our relationship going forward.”
     The Company expects to incur approximately $0.5 million of costs related to the acquisition of the Hotel Monaco Seattle that will be expensed as incurred.
     The Hotel Monaco Seattle is the eleventh acquisition for the Company, which has invested an aggregate of $860 million in 11 hotel properties since completing its initial public offering in December 2009.
     The Company has previously announced a signed agreement to purchase one other hotel:
     • $89.5 million for a hotel in the Boston, Massachusetts region
     Closing for this hotel is subject to bankruptcy court approval, as well as the satisfaction of customary closing requirements and conditions. Accordingly, the Company can give no assurance that the transaction will be consummated on the terms initially disclosed, or at all.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns 11 hotels, totaling 3,191 guest rooms in six states and the District of Columbia, including 10 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington; Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California and Seattle, Washington. For more information, please visit www.pebblebrookhotels.com.
Click here to visit the Hotel Monaco Seattle hotel website
About Kimpton
     San Francisco-based Kimpton Hotels & Restaurants, a collection of boutique hotels and chef-driven restaurants in the US, is an acknowledged industry pioneer and was the first to bring the boutique hotel concept to America. Celebrating its 30th anniversary in 2011, Bill Kimpton founded the company in

1981 and today it is well-known for making travelers feel welcomed and comfortable while away from home through intuitive and unscripted customer care, stylish ambience and having a certain playfulness in its approach to programs and amenities. Adjacent to the hotels are locally-loved, top-rated, destination Kimpton restaurants. Kimpton leads the hospitality industry in ecological practices through its innovative EarthCare program that spans all hotels and restaurants. Market Metrix, a recognized authority and leader in feedback solutions, consistently ranks Kimpton above other hotel companies in luxury and upper upscale segments for customer satisfaction. Privately held Kimpton operates 51 hotels and 54 restaurants in 24 cities. For more information visit www.KimptonHotels.com or call 1-800-KIMPTON.
Click here to visit the Kimpton Hotel & Restaurant website
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected earnings, expenses and demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA and net operating income after capital reserves, the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; forecasts of the Company’s future economic performance and potential increases in average daily rate, occupancy and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and at www.sec.gov.
     All information in this release is as of April 7, 2011. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Contact:
     Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com
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Pebblebrook Hotel Trust
Hotel Monaco Seattle
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High
Hotel net income	$1.4	to	$1.7

Adjustment:
Depreciation and amortization (1)	1.4		1.4

Hotel EBITDA	$2.8		$3.1

Adjustment:
Capital reserve	(0.5)		(0.5)

Hotel Net Operating Income	$2.3		$2.6

(1)	Depreciation and amortization has been estimated based on a preliminary purchase price allocation. A change, if any, in the allocation will affect the amount of depreciation and amortization and the resulting change may be material.
     This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.
     The Company has presented forecasted hotel EBITDA and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
     The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP.

Pebblebrook Hotel Trust
Historical Hotel Pro Forma Operating Data
(In thousands)
(Unaudited)
Historical Operating Data

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2009	2009	2009	2009	2009
Pro forma Occupancy	65.6%	74.9%	79.4%	69.1%	72.3%
Pro forma ADR	$180.06	$170.79	$165.67	$168.39	$170.86
Pro forma RevPAR	$116.67	$126.55	$130.33	$114.96	$122.15

Pro forma Hotel Revenues	$51,971	$56,394	$57,422	$53,281	$219,068
Pro forma Hotel EBITDA	$9,555	$15,191	$15,336	$12,425	$52,507

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2010	2010	2010	2010	2010
Pro forma Occupancy	70.3%	80.4%	80.8%	70.7%	75.6%
Pro forma ADR	$157.85	$167.94	$171.74	$170.73	$167.31
Pro forma RevPAR	$109.48	$133.59	$137.48	$119.14	$124.98

Pro forma Hotel Revenues	$49,583	$59,355	$59,804	$56,108	$224,850
Pro forma Hotel EBITDA	$8,864	$15,560	$15,223	$12,106	$51,753
     These historical hotel operating results include results from the hotels the Company owned as of April 7, 2011 including: DoubleTree by Hilton Bethesda-Washington DC, Sir Francis Drake, InterContinental Buckhead, Hotel Monaco Washington DC, Skamania Lodge, Sheraton Delfina, Sofitel Philadelphia, Argonaut Hotel, The Westin Gaslamp Quarter and Hotel Monaco Seattle. This schedule excludes The Grand Hotel Minneapolis. These historical operating results include results for periods prior to the Company’s ownership of the hotels. The Company expects to include historical operating results for The Grand Hotel Minneapolis after the Company has owned the hotel for one year.
The data above is not audited and has been presented only for comparison purposes.